UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

INVENSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35269	01-0789977
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive, San Jose, Suite 200, CA 95110

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 988-7339

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 19, 2014, Mr. Alan Krock, Chief Financial Officer of InvenSense, Inc. (the “Company”), notified the Company of his resignation from his position at the Company effective September 2, 2014. Mr. Krock will continue as a special advisor through October 31, 2014.

(c) On August 25, 2014, the Company announced the appointment of Mark P. Dentinger as the Company’s Chief Financial Officer effective September 2, 2014. Mr. Dentinger previously served as Executive Vice President and Chief Financial Officer of KLA-Tencor Corporation from September 2008 to August 2013. Prior to joining KLA-Tencor, from February 2005 to April 2008, Mr. Dentinger served as Executive Vice President and Chief Financial Officer for BEA Systems, Inc., until the company was acquired by Oracle Corporation. Mr. Dentinger was with BEA Systems for a total of nine years, during which he held various senior financial and managerial roles within the company. Prior to joining BEA Systems, Mr. Dentinger served in various financial management positions at Compaq Computer Corporation (now Hewlett-Packard) for six years, culminating in his appointment as Director of Finance, High Performance Systems Manufacturing in 1996. Mr. Dentinger received his bachelor’s degree in economics from St. Mary’s College of California and his M.B.A. in finance from the University of California at Berkeley. He is also a certified public accountant in the State of California as well as an instructor at Santa Clara University. In connection with his appointment, Mr. Dentinger will receive an annual base salary of $300,000 and participate in the management bonus plan with a target bonus of 33.3% of his annual base salary, 50% of which is guaranteed for fiscal year 2015. Mr. Dentinger will also be awarded a stock option to purchase 300,000 shares of the Company’s common stock and 75,000 RSUs, both of which will vest over four years. As an executive officer, Mr. Dentinger will also execute the Company’s form executive change in control and severance agreement. This agreement was filed with the Company’s Current Report on Form 8-K filed on May 21, 2014 and described in its proxy statement on Schedule 14A filed on July 25, 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated August 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2014

INVENSENSE, INC.

By:	/s/ Adam Tachner
Adam Tachner
Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated August 25, 2014